CONFIDENTIAL

                                 AMENDMENT NO. 1
                                       TO
                               VOLUME LICENSE AGREEMENT
                               ------------------------

     THIS  AMENDMENT  NO.  1  TO VOLUME LICENSE AGREEMENT ("Amendment No. 1") is
made and entered into as of this 11th day of October, 2000 by and between Syntroleum Corporation, a Delaware corporation ("Licensor"), and Ivanhoe Energy Inc., a company organized under the laws of the Yukon, Canada ("Licensee").
                                    RECITALS
                                    --------
     A. WHEREAS, Licensor and Licensee have entered into that certain Volume License Agreement dated as of April 26, 2000 ("License Agreement"); and
     B. WHEREAS, Licensor and Licensee desire to amend certain provisions of the License Agreement as set forth in this Amendment No. 1.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment No. 1, the Parties agree as follows. Unless otherwise provided in this Amendment No. 1, capitalized terms used in this Amendment No. 1 have the meanings set forth in the License Agreement.
     1. The title of the License Agreement is amended and restated to read in its entirety as follows: "Master License Agreement."
     2. Section 1.02 of the License Agreement is amended and restated to read in its entirety as follows:
     1.02     "AGREEMENT"  means  this  Master  License  Agreement.
     3. Section 2.01 of the License Agreement is amended and restated to read in its entirety as follows:
2.01 Subject to the terms and conditions of this Agreement, Licensor grants to Licensee a limited, non-exclusive, non-transferable (except as provided in
Section  2.06 and Article 8) right and license to use Licensor Patent Rights and
  -----------     ---------
Licensor Technical Information to design, construct, operate and maintain (including modify, expand and replace) Licensed Facilities under a separate Site License Agreement for each Licensed Plant, to practice the Conversion Process to manufacture Synthetic Product solely for the purpose of producing, using, and selling Marketable Products anywhere in the world.
     4. Attachment 3 to the License Agreement is amended and restated to read in its entirety as set forth on Exhibit A to this Amendment No. 1.
     5. In consideration for the rights granted to Licensee by Licensor under this Amendment No. 1., Licensee shall pay Licensor a non-refundable amount of $7,000,000 U.S. dollars upon execution of this Amendment No. 1. This amount, as well as the previous payment of $3 million under the original Volume License Agreement, dated April 26, 2000, shall be credited against the first $10,000,000 U.S. dollars in License Fees payable by Licensee to Licensor as provided in
Attachment  3  to  the  License  Agreement.
    ---------
     6. Except as expressly amended by this Amendment No. 1, the License Agreement is and shall remain in full force and effect in accordance with its terms.
                         Licensor
                         SYNTROLEUM  CORPORATION


                         By:_________________________________
                              Larry  J.  Weick,  Vice  President


                         Licensee
                         IVANHOE  ENERGY  INC.

------
                                    EXHIBIT A
                                    ---------
                   SYNTROLEUM/IVANHOE MASTER LICENSE AGREEMENT



                              By:_________________________________
                              E.  Leon  Daniel,  President  &  CEO

                                  ATTACHMENT 3
                                  ------------

                             LICENSE FEE CALCULATION
                             -----------------------


I.     For  purposes  of  this  Attachment 3, the following terms shall have the
                                ------------
meanings  ascribed  thereto:

A. "LICENSED PLANT" means the Licensed Plant in which a Site License Agreement for such plant is issued to and remains in the name of the Licensee who has executed this Agreement with Licensor and, in which the Participating Interest held by Licensee, or collectively by Licensee and any other Person who has executed a license agreement (which is applicable to the Licensed Plant) with Licensor, represents at least 10% of the entire Participating Interest not held by a governmental authority regardless of operatorship of the Licensed Plant.

B. "ROYALTY RATE" shall mean (i) the lowest royalty rate per Barrel of Synthetic Product accepted by Licensor for a Site License Agreement with a non-Affiliate for a facility of comparable size, in the Licensed Territory, which is not under a master preferred license agreement, during the twelve (12) months immediately preceding the execution date of the applicable Site License Agreement under this Agreement, or (ii) if no such Site License Agreement has been executed during the twelve (12) months immediately preceding, then the royalty rate per Barrel of Synthetic Product in the last Site License Agreement with a non-Affiliate, in the Licensed Territory, executed by Licensor, which is not under a master preferred license agreement, or (iii) if none of the foregoing applies, then US$0.50 per Barrel of Synthetic Product. Market Royalty Rate does not include the catalyst price as provided for under Section 2.03 of
                                                                 ------------
this  Agreement.

C. "BLS INDEX" shall mean the index for January of the year in question represented by the Producer Price Index for Industrial Commodities as published by the Bureau of Labor Statistics, U.S Department of Labor, using the year 1982 as the base index equal to 100. If, at any time, the above index should cease to be published, then another suitable index published by the U.S. Government or other authoritative organization and generally recognized by the trade as authoritative with respect to chagnes in the U.S. of equivalent commodity costs shall be used.

II. For each Site License Agreement executed under this Agreement for a Licensed Plant with a maximum daily design capacity, as defined by the Process Design Package, of less than 30,000 barrels of Synthetic Product per day, Licensee agrees to pay License Fees to Licensor on a prepaid license basis as follows.

A. Licensee agrees to pay Licensor a one-time, prepaid License Fee calculated in accordance with the following formula:

License  Fee  =  "C"  x  350  x  7.5  x  "R"  wherein:

"C" = the maximum daily design capacity, as defined by the Process Design Package, of such Licensed Plant to produce Marketable Products measured in Barrels of Synthetic Product per day for which such Licensed Plant is originally designed and constructed, and
"R"  =  the  Royalty  Rate.

and  payable  in  installments  as  follows:

(i) 20% within thirty (30) days after the execution of the Site License Agreement for such Licensed Plant;

(ii) 30% within thirty (30) days after delivery of the Process Design Package or within one hundred twenty (120) days after the execution of the Site License Agreement for such Licensed Plant, whichever first occurs;

(iii) 20% within thirty (30) days after the commencement of field construction move-in;

(iv) 30% within one-hundred and twenty (120) days after the Start-Up Date of the Licensed Plant or a successful Performance Test as specified in the Process Guarantee and Performance Test Agreement, whichever first occurs.

B. Notwithstanding any other provision of this Agreement, payments made by Licensee to Licensor under Section 5.01 of this Agreement and Section 5 of Amendment No. 1 to Volume License Agreement between Licensee and Licensor dated October ___, 2000, shall be fully credited against the License Fees payable by Licensee to Licensor under Section II.A.

C. In the event the actual production capacity of any Licensed Plant, under II.A. above, is determined to have either exceeded the original maximum daily design capacity established in its Site License Agreement or is increased through major equipment modification, by more than five percent (5%) or by more than 500 barrels per day, at any time after the Start-up Date, Licensee shall pay Licensor an additional License Fee, on a prepaid basis, equal to the difference between (a) the prepaid License Fee as would have been calculated with the higher production capacity for such Licensed Plant substituted for "C" in the calculation method set forth in II.A. above, and (b) the License Fee as would have been calculated for such Licensed Plant by the method set forth in II.A. above using the original maximum daily design capacity established in each Site License Agreement. The incremental License Fee due will be reduced by any previous incremental adjustments. Such additional License Fee shall be payable within thirty (30) days after the end of the calendar year in which such increase in production capacity of such Licensed Plant occurs. Incremental License Fees for increased production capacity in any Licensed Plant shall not be due if the increased production capacity is the result of the initial use of Licensee Patent Rights or Licensee Technical information. The total cumulative incremental capacity adjustments under each Site License Agreement will be limited to 50 percent of the initial maximum daily capacity under such Agreement.

D. Upon payment of all fees due under the Site License Agreement for each Licensed Plant under this Section II, Licensee shall be deemed to have acquired a fully paid license for such Licensed Plant up to the original maximum daily design capacity or any adjusted daily design capacity made under the provisions of Section II.B. above. Any additional incremental increases in the Licensed Plant capacity will be subject to additional License Fees as calculated under incremental adjustments pursuant to this Section II.

III. For each Site License Agreement executed under this Agreement for a Licensed Plant with a maximum daily design capacity, as defined in the Process Design Package, of 30,000 or more barrels of Synthetic Product per day, Licensee agrees to pay License Fees to Licensor as follows.

A.     PREPAID  LICENSE  FEE.

1. Licensee agrees to pay Licensor a one-time, prepaid License Fee calculated in accordance with the following formula:

License  Fee  =  "C"  x  350  x  7.5  x  "R"   2  wherein:

"C" = the maximum daily design capacity, as defined by the Process Design Package, of such Licensed Plant to produce Marketable Products measured in Barrels of Synthetic Product per day for which such Licensed Plant is originally designed and constructed, and

"R"  =  the  Royalty  Rate.

and  payable  in  installments  as  follows:

(i) 20% within thirty (30) days after the execution of the Site License Agreement for such Licensed Plant;

(ii) 30% within thirty (30) days after delivery of the Process Design Package or within one hundred twenty (120) days after the execution of the Site License Agreement for such Licensed Plant, whichever first occurs;

(iii) 20% within thirty (30) days after the commencement of field construction move-in;

(iv) 30% within one-hundred and twenty (120) days after the Start-Up Date of the Licensed Plant or a successful Performance Test as specified in the Process Guarantee and Performance Test Agreement, whichever first occurs.

     2. Notwithstanding any other provision of this Agreement, payments made by Licensee to Licensor under Section 5.01 of this Agreement and Section 5 of Amendment No. 1 to Volume License Agreement between Licensee and Licensor dated October ___ 2000, shall be credited against the License Fee payments due by Licensee to Licensor under Section III.A.1. at the rate of up to 50%, such that the Licensor shall receive a cash payment of at least 50% of the scheduled installment payment under Section III.A.1.

3. In the event the actual production capacity of any Licensed Plant for which a prepaid License Fee has been paid under Section III.A. above is determined to have exceeded the original maximum daily design capacity established in its Site License Agreement by more than five percent (5%) or by more than 500 barrels per day, at any time after the Start-up Date, Licensee shall pay Licensor an additional License Fee, on a prepaid basis, equal to the difference between (a) the prepaid License Fee as would have been calculated with the higher production capacity for such Licensed Plant substituted for "C" in the calculation method set forth in II.A. above, and (b) the License Fee as would have been calculated for such Licensed Plant by the method set forth in Section III.A. above using the original maximum daily design capacity established in each Site License Agreement. Such additional License Fee shall be payable within thirty (30) days after the end of the calendar year in which such increase in production capacity of such Licensed Plant occurs. Incremental License Fees for increased production capacity in any Licensed Plant shall not be due if the increased production capacity is the result of the initial use of Licensee Patent Rights or Licensee Technical information. The total cumulative incremental capacity adjustments under each Site License Agreement will be limited to 50 percent of the initial maximum daily capacity under such Agreement.

B.     RUNNING  ROYALTY  LICENSE  FEES.

1. In addition to the prepaid License Fee payable by Licensee to Licensor in accordance with Paragraph A above, Licensee agrees to pay Licensor, on or before thirty (30) days after the end of each calendar quarter, a quarterly running royalty license fee based on the actual operation of the Licensed Plant and calculated in accordance with the following formula:

Quarterly  Running  Royalty  License  Fee  =  "QP"  x  ("R"  2)  x  "BLS"

wherein:

"QP" = the total quarterly production in Barrels of Syncrude during a calendar quarter as measured in a manner specified in the Process Design Package,
"R"  =     the  Royalty  Rate,  and
"BLS" = the factor equal to (a) the BLS Index for the calendar year in which the payment is being made divided by (b) the BLS Index applicable as of the Effective Date of the Master License Agreement.

IV. All payments required hereunder shall include a statement showing the details supporting the calculation of the License Fees being paid. Licensee shall keep accurate and complete records of all natural gas feedstock processed (volume and composition) and all Synthetic Product produced at and either used internally within or removed from each Licensed Plant to enable verification of statements and payments rendered to Licensor hereunder. Licensee agrees to permit Licensor, at Licensor's expense, to inspect such records on reasonable notice and at reasonable intervals during normal business hours to verify the license fees paid and payable under this Agreement.